Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 5, 2009
Relating to Prospectus Supplement dated May 20, 2009
Registration No. 333-152640

2,857,143 Shares of common stock
2,222,222 Series I common stock warrants
1,866,666 Series II common stock warrants
1,555,555 Series III common stock warrants
5,644,443 shares of common stock issuable upon exercise of the warrants

This free writing prospectus relates only to the securities described in, and should be read together with, the prospectus supplement dated May 20, 2009 and the prospectus dated August 8, 2008 (together, the “Prospectus”) included in the Registration Statement on Form S-3 (Registration No. 333-152640 ) filed by Rexahn, Inc. (“we” or “us”) with the Securities and Exchange Commission relating to these securities.  The following information supplements and updates the information contained in the Prospectus.

We have applied to list the shares (but not the warrants) being sold in this offering on the NYSE Amex.  There can be no assurances that the NYSE Amex will grant the application.  We expect that delivery of the units being offered pursuant to this prospectus supplement will be made to purchasers on or about June 5, 2009.

On May 22, 2009, we were notified by the Financial Industry Regulatory Authority (“FINRA”) that the FINRA, on behalf of the NYSE Amex, that it is conducting a review of trading in our common stock surrounding the May 12, 2009 announcement of the results of an animal study that further demonstrates that our drug candidate Zoraxel is a potential new-class of therapeutic for the effective treatment of sexual dysfunction.  We are cooperating in FINRA’s investigation of this matter.  The existence of this inquiry is not an indication that FINRA has determined that any violations of the rules of the FINRA or the NYSE Amex, or of the federal securities laws, have occurred.

We have filed a registration statement (including a prospectus and supplement thereto) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and supplement thereto in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering.  You may get these documents for free from the SEC on its internet web site at http://www.sec.gov.  You also can obtain these documents from us without charge by visiting our internet web site http://www.rexahn.com or by requesting them in writing, by email or by telephone at the following address:

Tae Heum (Ted) Jeong
Senior Vice President & Chief Financial Officer
Rexahn Pharmaceuticals, Inc.
9620 Medical Center Drive
Rockville, Maryland  20850
(240) 268-5300